AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement (the “Amendment”) is made as of September 23, 2015 by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), Baron Investment Funds Trust, a Massachusetts business trust, and Baron Select Funds, a Delaware statutory trust (each, a “Trust” and collectively, the “Trusts”).

WHEREAS, the Trusts and the Administrator entered into an Administration Agreement dated as of April 13, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Administrator and the Trusts desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

Section 5 of the Agreement shall be amended by the addition of new subsection d.1.:

d.1. Provide periodic testing of the Fund(s) with respect to compliance limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon;

2.	Miscellaneous.

(a)	Terms used herein and not hereby defined shall have the meaning attributed to them in the Agreement.

(b)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers and/or authorized signatories designated below as of the date first written above.

BARON INVESTMENT FUNDS TRUST

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel

BARON SELECT FUNDS

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President